Exhibit 3.1

CERTIFICATE OF AMENDMENT

to the

ARTICLES OF INCORPORATION

of

AMERICAN BATTERY TECHNOLOGY COMPANY

AMERICAN BATTERY TECHNOLOGY COMPANY, a corporation organized and existing under the laws of the State of Nevada (the “Corporation”), does hereby certify as follows:

FIRST: The name of the Corporation is American Battery Technology Company.

SECOND: The Board of Directors of the Corporation has duly adopted a resolution pursuant to Section 78.390 of the Nevada Revised Statutes setting forth a proposed amendment (the “Certificate of Amendment”) to the Corporation’s Amended and Restated Articles of Incorporation (the “Articles of Incorporation”) and declaring said Certificate of Amendment to be advisable. The requisite stockholders of the Corporation have duly approved said proposed Certificate of Amendment in accordance with Section 78.320 and 78.390 of the Nevada Revised Statutes of the State of Nevada. The Certificate of Amendment amends the Articles of Incorporation of the Corporation as follows:

ARTICLE III of the Corporation’s Articles of Incorporation shall be amended in its entirety and replaced with the following:

ARTICLE III

CAPITALIZATION

The Corporation is authorized to issue two classes of shares, designated “Common Stock” and “Preferred Stock”. The total number of shares of Common Stock which the Corporation is authorized to issue is 250,000,000. The number of shares of Preferred Stock which the Corporation is authorized to issue is 1,666,667 with a $0.001 par value per share. The Preferred Stock may be subdivided and issued in series pursuant to resolutions of the board of directors containing such voting powers, designations, preferences, limitations, restrictions, and relative rights (including, but not limited to, dividend rights, dividend rate, voting rights, conversion rights, terms of redemption and liquidation preferences, which the board of directors in its sole discretion, may determine to be appropriate. After the subscription on price for any stock has been paid to the Corporation, no shareholder and no capital stock shall be subject to assessment to pay the debts of the Corporation.

THIRD: This Certificate of Amendment shall be effective as of November 14, 2024, at 1:00 p.m., Pacific Time.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly adopted and executed in its corporate name and on its behalf by its duly authorized officer as of the 14th day of November, 2024.

AMERICAN BATTERY TECHNOLOGY COMPANY

By:	/s/ Ryan Melsert
Name:	Ryan Melsert
Title:	Chief Executive Officer